EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$1,810	$1,274	$3,454	$2,460
Royalties	316	200	602	432
Contract revenue	73	53	129	96
Total operating revenues	2,199	1,527	4,185	2,988

Costs and expenses:
Cost of sales	284	274	546	530
Research and development (includes employee stock-based compensation expense under FAS 123R: three months-2006-$34; 2005-$0; six months-2006-$67; 2005-$0)	390	278	764	521
Marketing, general and administrative (includes employee stock-based compensation expense under FAS 123R: three months-2006-$41; 2005-$0; six months-2006-$82; 2005-$0)	471	352	912	663
Collaboration profit sharing	259	199	485	375
Recurring charges related to redemption	26	34	52	69
Special items: litigation-related	14	20	27	31
Total costs and expenses	1,444	1,157	2,786	2,189

Operating income	755	370	1,399	799

Other income (expense):
Interest and other income, net(1)	121	35	174	55
Interest expense	(18)	(4)	(37)	(7)
Total other income, net	103	31	137	48

Income before taxes	858	401	1,536	847
Income tax provision	327	105	584	267
Net income	$531	$296	$952	$580

Earnings per share:
Basic	$0.50	$0.28	$0.90	$0.55
Diluted	$0.49	$0.27	$0.89	$0.54

Weighted average shares used to compute earnings per share:
Basic	1,053	1,058	1,054	1,052
Diluted	1,073	1,084	1,074	1,077

The values shown above are exact, which may lead to the appearance of rounding errors.

(1)
“Interest and other income, net” includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

Net income in the three and six months ended June 30, 2006 includes employee stock-based compensation expense of $47 million and $95 million, net of tax, respectively, due to our adoption of Statement of Financial Accounting Standards No. 123® (or “FAS 123R”) on a modified prospective basis on January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any period prior to January 1, 2006. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation prior to January 1, 2006 (as previously disclosed in our financial statement footnotes of our Form 10-Q for the quarter ended June 30, 2005), pro forma employee stock-based compensation expense in the second quarter of 2005 was $41 million, net of tax, (or $0.04 per diluted share), and the resulting pro forma GAAP net income was $255 million (or $0.23 per diluted share), and pro forma employee stock-based compensation expense in the six months ended June 30, 2005 was $81 million, net of tax, (or $0.09 per diluted share), and the resulting net income was $499 million (or $0.45 per diluted share).

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	June 30, 2006	December 31, 2005
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,193	$2,365
Accounts receivable - product sales, net	663	554
Accounts receivable - royalties, net	386	297
Accounts receivable - other, net(1)	177	199
Inventories	909	703
Long-term marketable debt and equity securities	1,734	1,449
Property, plant and equipment, net	3,760	3,349
Goodwill	1,315	1,315
Other intangible assets	523	574
Other long-term assets(1)	1,241	1,074
Total assets	13,184	12,147
Total current liabilities	1,779	1,660
Long-term debt(2)	2,132	2,083
Total liabilities	4,904	4,677
Total stockholders’ equity	8,280	7,470

	Six Months Ended June 30,
	2006	2005
Selected consolidated cash flow data:
Capital expenditures(2)	$538	$730

Total depreciation and amortization expense	199	181

(1)	Certain reclassifications have been made at December 31, 2005 to conform to the presentation at June 30, 2006.
(2)
Capital expenditures exclude approximately $61 million at June 30, 2006 and $73 million at June 30, 2005 in capitalized costs related to our accounting for a construction project of which we are considered to be the owner during the construction period. We have recognized a related amount as a construction financing obligation in long-term debt.

GENENTECH, INC.
NET PRODUCT SALES DETAIL
(In millions)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net U.S. Product Sales
Rituxan	$526	$450	$1,003	$890
Avastin	423	246	821	449
Herceptin	320	152	610	282
Tarceva	103	70	196	118
Nutropin products	98	97	185	187
Xolair	105	80	200	145
Thrombolytics	62	52	121	102
Pulmozyme	47	48	96	92
Raptiva	22	21	43	38
Lucentis	10	-	10	-
Total U.S. product sales	$1,716	$1,216	$3,285	$2,303

Net product sales to collaborators	94	58	169	157
Total Product Sales	$1,810	$1,274	$3,454	$2,460